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                                                                     EXHIBIT 8.1

                           Fulbright & Jaworski L.L.P.
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095


August 9, 2001

Lakehead Pipe Line Partners, L.P.
Lake Superior Place 21 West Superior Street
Duluth, Minnesota 55802

Gentlemen:

         We have acted as special tax counsel to Lakehead Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), and Lakehead Pipe Line Company, Inc., a Delaware corporation and the general partner of the Partnership, in connection with the Registration Statement on Form S-3 (Reg. No. 333-59758) under the Securities Act of 1933, as amended (the "Act"), and the offering and sale of up to an aggregate of $500,000,000 of Class A Common Units representing Class A limited partner interests in the Partnership (the "Class A Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement. The legal conclusions set forth in the Discussion, subject to the qualifications stated therein, constitute our opinion as to the material United States federal income tax consequences for purchasers of Class A Common Units pursuant to the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                      Very truly yours,

                                      /s/ FULBRIGHT & JAWORSKI L.L.P.

                                      Fulbright & Jaworski L.L.P.